COMDIAL CORPORATION AND SUBSIDIARIES
				Exhibit 11

Statement re Computation of Per Share Earnings
			   Three Months Ended              Six Months Ended
			  June 29,      June 30,        June 29,     June 30,
							  1997          1996              1997         1996
PRIMARY
Net income              $1,142,000   ($1,628,000)      $1,813,000   ($443,000)

Weighted average
     number of common
     shares outstanding
     during the period   8,655,664     8,564,754        8,619,813   8,377,765
Add - common equivalent
     shares (determined
     using the "treasury
     stock" method)
     representing shares
     issuable upon
     exercise of:
     Stock options         128,376       165,177           64,903     152,585
Weighted average number
     of shares used in
     calculation of
     primary earnings per
     common share        8,784,040     8,729,931        8,684,716   8,530,350

Earnings per common share:   $0.13        ($0.19)           $0.21      ($0.05)

FULLY DILUTED
Net income applicable to
     common shares       $1,142,000   ($1,628,000)     $1,813,000   ($443,000)

Weighted average number
     of shares used in
     calculation of
     primary earnings
     per common share     8,784,040     8,729,931       8,684,716   8,530,350
Add (deduct) incremental
     shares representing:
     Shares issuable upon
      exercise of stock
      options included in
      primary calculation  (128,376)     (165,177)        (64,903)   (152,585)
     Shares issuable based
      on period-end market
      price or weighted
      average price:
      Stock options          98,961       165,704          98,359     153,482
Weighted average number of
     shares used in calcula-
     tion of fully diluted
     earnings per common
     share                8,754,625     8,730,458       8,718,172   8,531,247

Fully diluted earnings
     per common share         $0.13        ($0.19)          $0.21      ($0.05)